Exhibit 99.2

Communications Sales & Leasing, Inc. Announces Pricing of Notes Offering

LITTLE ROCK, Ark., December 12, 2016 (GLOBAL NEWSWIRE) — Communications Sales & Leasing, Inc. (“CS&L” or the “Company”) and CSL Capital, LLC (the “Co-Issuer” and, together with CS&L, the “Issuers”) announced today that they have priced their previously announced offering of $400 million aggregate principal amount of 7.125% senior notes due 2024 (the “Notes”). The offering is expected to close on December 15, 2016, subject to customary closing conditions. The Notes will be issued at an issue price of 100.000%. CS&L intends to use the net proceeds from this offering to repay outstanding amounts under its revolving credit facility and for general corporate purposes.

The Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act or any applicable state securities laws. The Notes are being offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A under the Securities Act and outside the United States in compliance with Regulation S under the Securities Act.

This press release is issued pursuant to Rule 135(c) under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

ABOUT CS&L

CS&L (Nasdaq: CSAL), an internally managed real estate investment trust, is engaged in the acquisition and construction of mission critical communications infrastructure, and is a leading provider of wireless infrastructure solutions for the communications industry. CS&L currently owns 4.2 million fiber strand miles, 86 wireless towers, and other communications real estate throughout the United States and Mexico. Additional information about CS&L can be found on its website at www.cslreit.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended from time to time. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our proposed offering of the Notes.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “estimate(s),” “foresee(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. CS&L expressly disclaims any obligation to release publicly any updates or revisions to any of the forward looking statements set forth in this release to reflect any change in its expectations or any change in events, conditions or circumstances on which any statement is based.

INVESTOR CONTACT:

Mark A. Wallace, 501-850-0866

EVP, Chief Financial Officer & Treasurer

mark.wallace@cslreit.com